Exhibit 99.1
UIL Holdings Corporation
157 Church Street
P.O. Box 1564
New Haven, CT 06506-0901

NEWS RELEASE
Dec. 4, 2014

Analyst Contact:	Susan Allen	203-499-2409
Media Contact:	Michael West Jr.	203-499-3858

UIL Announces Termination of Its Agreement To Purchase Philadelphia Gas Works Assets

NEW HAVEN, Conn. — Dec 4, 2014 — Today, UIL Holdings Corporation (NYSE: UIL) terminated its Asset Purchase Agreement with the City of Philadelphia to acquire the operating assets and certain liabilities of the Philadelphia Gas Works (PGW).

UIL signed an agreement in March of this year and has had the contractual right to terminate the agreement at any time since July 16, 2014. The company decided to continue its pursuit after the initial July deadline in an effort to allow time for the Philadelphia City Council to study the proposal and then pass an ordinance approving the sale.

With no action by the Philadelphia City Council to introduce an ordinance so far and none in the foreseeable future, UIL has decided to terminate the agreement.

"Unfortunately, we had no choice but to terminate our efforts in the City of Philadelphia to acquire the PGW assets," said James P. Torgerson, UIL’s President and Chief Executive Officer. "We are extremely disappointed that no ordinance was introduced to approve the acquisition and we’re equally disappointed that we were not afforded a hearing to present the facts regarding our bid proposal. Philadelphia and the City’s gas customers would have benefitted from our accelerating the pace of pipe replacement and from our management of the PGW assets."

Torgerson continued, "PGW would have been a great strategic fit for UIL. However, we remain a strong company and will continue to provide the value our customers, shareowners and employees have come to expect."

Without today's action, the asset purchase agreement would have automatically terminated in accordance with its terms on Dec. 31.

About UIL Holdings Corporation:
Headquartered in New Haven, Connecticut, UIL Holdings Corporation (NYSE:UIL) is a diversified energy delivery company serving more than 700,000 electric and natural gas utility customers in 67 communities across two states, with combined total assets of over $5 billion.

UIL is the parent company of The United Illuminating Company (UI), The Southern Connecticut Gas Company (SCG), Connecticut Natural Gas Corporation (CNG), and The Berkshire Gas Company (Berkshire), each more than 100 years old. UI provides for the transmission and delivery of electricity and other energy related services for Connecticut's Greater New Haven and Bridgeport areas. SCG and CNG are natural gas distribution companies that serve customers in Connecticut, while Berkshire Gas serves natural gas customers in western Massachusetts. UIL employs more than 1,850 people in the New England region.